Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Notes offered hereby	$1,500,000.00	100.00%	$1,500,000.00	$58.95(1)

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $48,696.90 that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333-140456, of which this pricing supplement is a part. After giving effect to the $58.95 registration fee for this offering, $48,637.95 remains available for future offerings. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 354 dated March 4, 2009 to Prospectus Supplement and Prospectus dated February 5, 2007 relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 424(b)(3) Registration No. 333-140456

Real Return Barrier Note Linked to the Russell 2000® Index
Due March 9, 2011

     This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 5, 2007 for a description of the specific terms and conditions of the particular issuance of securities. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

Issuer:	Eksportfinans ASA

Issuer Rating:	Aa1 (negative outlook) (Moody's)/AA+ (Standard & Poor's)/AA (Fitch)†

Specified Currency:	U.S. Dollars

Aggregate Principal Amount:	$1,500,000.00

Principal Amount of each security:	$1,000.00

Issue Price:	100.00%

CUSIP No.:	28264QQ23

ISIN:	US28264QQ234

† A credit rating reflects the creditworthiness of the Issuer in the view of the rating agency and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the Issuer does not affect or enhance the likely performance of the investment other than the ability of the Issuer to meet its obligations.

	Issue Price to Public	Discounts and Commissions	Proceeds to Us (Before Expenses)
Per security:	$ 1,000.00	$ 3.50	$ 996.50
Total:	$ 1,500,000.00	$ 5,250.00	$ 1,494,750.00

     Assuming no changes in market conditions or other relevant factors, the value of your securities on the date of this pricing supplement (as determined by reference to pricing models used by Deutsche Bank Securities Inc.) is significantly less than the original issue price.

     Deutsche Bank Securities Inc. may offer the securities on transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

Agent:	Deutsche Bank Securities Inc. The agent may make sales through its affiliates or selling agents.

Agent acting in the capacity as:	Principal

Trade Date:	March 4, 2009

Original Issue Date:	March 9, 2009, unless postponed due to a Market Disruption Event.

Maturity Date:	March 9, 2011, or in the event such day is not a Business Day, the Maturity Date will be the first following day that is a Business Day.

Description:

The securities are linked to the Russell 2000® Index (the Index) (Bloomberg ticker: RTY:IND) which measures the composite price performance of stocks of 2,000 companies domiciled in the United States and its territories.

The securities are designed for investors who seek an inflation adjusted return of 185.00% of the appreciation of the Index of up to an index cap of 55.00%. If the index closing level exceeds the Upper Barrier on any day during the observation period, an inflation adjusted fixed rebate of 25.00% will be paid at maturity. The first 25.00% of any decline in the ending index level as compared to the initial index level is protected, subject to the Inflation Adjustment. Any return on the securities will be adjusted to reflect the change in the CPI over the 2-year term of the securities, as described in this pricing supplement. The inflation adjustment may be positive or negative. Accordingly, if the Index declines by more than 25.00% from its initial level, investors must be willing to lose up to 75.00% of their investment, increased or decreased by the inflation adjustment. Investors should be willing to forgo interest and dividend payments. You may lose your entire investment in the securities if there is extreme deflation over the term of the securities and a significant decline in the Index.

Indexed security:

Yes. The securities are linked to the Russell 2000® Index (the Index). The Index is published by the Frank Russell Company (the Index Sponsor). The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Index. The Index is subject to change at any moment by the Index Sponsor. All of the component stocks of the Index are traded on the New York Stock Exchange or in the over-the-counter (OTC) market and are the 2,000 smallest securities that form the Russell 3000® Index, representing approximately 8.00% of the total market capitalization of the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98.00% of the U.S. equity market. The Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Payment at Maturity:

At maturity, you will receive a cash payment, for each $1,000.00 face amount, of $1,000.00 plus the Additional Amount, which may be positive or negative. In no event will the Payment at Maturity be less than zero.

Additional Amount:	The Additional Amount paid at maturity per $1,000.00 face amount will equal: If a Barrier Event has not occurred and

• the Final Index Level is greater than or equal to the Initial Index Level:

$1,000.00 x [(Participation Rate x Index Return) + Inflation Adjustment]

• the Final Index Level declines from the Initial Index Level by 25.00% or less:

$1,000.00 x Inflation Adjustment

• the Final Index Level declines from the Initial Index Level by more than 25.00%:

$1,000.00 x (Index Return + Buffer Amount + Inflation Adjustment)

If a Barrier Event has occurred and

• the Final Index Level is greater than or equal to the Initial Index Level:

$1,000.00 x (Rebate + Inflation Adjustment)

• the Final Index Level declines from the Initial Index Level by 25.00% or less:

$1,000.00 x (Rebate + Inflation Adjustment)

• the Final Index Level declines from the Initial Index Level by more than 25.00%:

$1,000.00 x (Index Return + Buffer Amount + Rebate + Inflation Adjustment)

If the Final Index Level is significantly less than the Initial Index Level, you will lose some or all of your investment.

Participation Rate:	185.00%

Buffer Amount:	25.00%

Inflation Adjustment:	The change in the level of the CPI from the Initial CPI Level to the Ending CPI Level, calculated as follows:
(Ending CPI Level – Initial CPI Level) / Initial CPI Level

The Inflation Adjustment may be positive or negative, but will in no event be less than -25.00%.

Index Return:	The performance of the Index from the Initial Index Level to the Final Index Level, calculated as follows:

(Final Index Level – Initial Index Level) / Initial Index Level, expressed as a percentage

The Index Return may be positive or negative.

Barrier Event:	A Barrier Event occurs if, on any Trading Day during the Observation Period, the closing level of the Index is greater than the Upper Barrier.

Upper Barrier:	575.515.

Observation Period:	The period of Trading Days on which there is no market disruption event with respect to the Index commencing on (and including) the Trade Date to (and including) the Final Valuation Date.

Rebate:	25.00%, or $250.00 per $1,000.00 face amount.

Initial Index Level:	371.300.

Final Index Level:	The closing level of the Index on the Final Valuation Date.

Index Closing Level:	On any Trading Day, the closing level of the Index or any successor index or alternative calculation of the Index published following the regular official weekday close of the principal trading session of the primary organized exchange or market of trading for the Index (the Relevant Exchange).

Initial CPI Level:	216.573.

Ending CPI Level:	The CPI level for October 2010.

Inflation Index:	The Inflation Index is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers (CPI), as published by the Bureau of Labor Statistics (BLS) and reported on Bloomberg page CPURNSA <INDEX> or any successor service or page. The Inflation Adjustment measures the 2-year change in inflation with a 3-month lag that accommodates the publishing cycle of the BLS.

Final Valuation Date:

March 4, 2011. The Final Valuation Date is subject to adjustment as described below. If the Final Valuation Date is not a Trading Day or if there is a Market Disruption Event on such day, the Final Valuation Date will be postponed to the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred or is continuing; provided, that the Final Index Level will not be determined on a date later than the tenth scheduled Trading Day after the scheduled Final Valuation Date, and if such day is not a Trading Day, or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Final Index Level on such date in accordance with the formula for and method of calculating the Index Closing Level last in effect prior to commencement of the Market Disruption Event (or prior to the non-Trading Day), using the Index closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the Calculation Agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-Trading Day) on such tenth scheduled Trading Day of each component most recently underlying the Index.

If the scheduled Maturity Date is not a Business Day, then the Maturity Date will be the next succeeding Business Day following such scheduled Maturity Date. If, due to a Market Disruption Event or otherwise, the Final Valuation Date is postponed so that it falls on a day that is less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be the third Business Day following such Final Valuation Date, as postponed.

Market Disruption Event:

If the Calculation Agent determines that a Market Disruption Event has occurred that prevents it from properly valuing the Final Index Level or the Index Return and calculating the amount that we are required to pay you, if any, on the Maturity Date, then the Final Valuation Date and the Maturity Date will be postponed.

A Market Disruption Event includes the following:

  a suspension, absence or material limitation of trading of the stocks underlying the Index (the Index Stocks) then constituting 20.00% or more, by weight, of that Index (or the relevant successor index (as defined below)) on their respective primary markets, in each case for more than two hours of trading or during the one half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to the Index Stocks constituting 20.00% or more, by weight, of the Index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one half hour before the close of the principal trading in that market; as determined by the calculation agent in its sole discretion; or

  Index Stocks constituting 20.00% or more, by weight, of the Index, or option or futures contracts relating to the Index or to Index Stocks constituting 20.00% or more, by weight, of the Index, if available, do not trade on what were the respective primary markets for those Index Stocks or contracts, as determined by the calculation agent in its sole discretion; or

  Any event that the Index Sponsor, or the Calculation Agent, as the case may be,  determines may lead to any of the foregoing events and, in case of any of these events, the Calculation Agent determines in its sole discretion that the event could materially interfere with the ability of Deutsche Bank Securities Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of the hedge that could be effected with respect to the notes.

The following events will not be a Market Disruption Event:

   a limitation on the hours or numbers of days of trading, but only if the limitation results from a previously announced change in the regular business hours of the relevant market, and a decision to permanently discontinue trading in the option or futures contracts  relating to any of the Index or to any Index Stock.

For this purpose, an “absence of trading” in the primary securities market on which an Index Stock, or on which option or futures contracts relating to the Index or an Index Stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an Index Stock or in option or futures contracts relating to the Index or an Index Stock, if available, in the primary market for that stock or those contracts, by reason of:

  a price change exceeding limits set by that market, or

  an imbalance of orders relating to that Index Stock or those contracts, or a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that primary market.

As is the case throughout this pricing supplement, references to the Index in this description of Market Disruption Events includes the applicable Index and any successor Index as it may be modified, replaced or adjusted from time to time.

The Calculation Agent will as soon as practicable notify us, The Bank of New York Mellon, as trustee for the notes, and Citibank, N.A., as paying agent for the notes, of the occurrence of a Market Disruption Event on any day that, but for the occurrence of a Market Disruption Event, would have been the Determination Date.

Discontinuance or Modification of the Index:

If the Index Sponsor discontinues publication of the Index and the Index Sponsor or anyone else publishes a substitute index that the Calculation Agent determines is comparable to the Index, then the Calculation Agent will determine the Final Index Level by reference to the substitute index. We refer to any substitute index approved by the Calculation Agent as a successor index.

If the Calculation Agent determines that the publication of the Index is discontinued and there is no successor index, or that the level of the Index is not available on the Determination Date because of a Market Disruption Event or for any other reason, the Calculation Agent will determine the closing level of the Index for purposes of calculating the Payment at Maturity by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the Index, the Index Stocks or the method of calculating the Index is changed at any time in any respect — including any split or reverse-split of the Index and any addition, deletion or substitution and any reweighting or rebalancing of the Index Stocks of the Index and whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Stocks or their issuers or is due to any other reason — then the Calculation Agent will be permitted (but not required) to make such adjustments in the Index or the method of its calculation as it believes are appropriate to ensure that the applicable Final Index Level used to determine the amount payable on the Maturity Date, is equitable.

All determinations, modifications and adjustments to be made by the Calculation Agent with respect to the Index may be made by the Calculation Agent in its sole discretion. The Calculation Agent is not obligated to make any such adjustments.

Calculation Agent:	Deutsche Bank AG (London Branch)

Trustee:	The Bank of New York Mellon (formerly known as The Bank of New York).

Fixed rate security:	The securities do not pay interest. There will be no payments prior to maturity.

Business Day:

Any day other than a day that is (i) a Saturday or Sunday, (ii) a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) a day on which transactions in U.S. Dollars are not conducted in the City of New York, London, England or Oslo, Norway.

Trading Day:	A day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange for the Index.

Business Day convention:

If the Maturity Date is not a Business Day, then the Maturity Date will be the first following day that is a Business Day, unless such Business Day falls within the next calendar month, in which case the Maturity Date will be the next succeeding day that is a Business Day.

Additional amounts payable:	No

Authorized denominations:	$1,000.00 and integral multiples of $1,000.00 in excess thereof

Renewable security:	No

Form of securities:	Book-entry

Listing:	None

Failure to pay Payment at Maturity when due:

In the event we fail to pay the Payment at Maturity on the Maturity Date, any overdue payment in respect of the Payment at Maturity of any security on the Maturity Date will bear interest until the date upon which all sums due in respect of such securities are received by or on behalf of the relevant holder, at the rate per annum which is the rate for deposits in U.S. Dollars for a period of six months which appears on the Reuters Screen LIBO page as of 11:00 a.m. (London time) on the first business day following such failure to pay. Such rate shall be determined by the Calculation Agent. If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Tax Redemption:	Yes

Acceleration:	If a holder of a security accelerates the maturity of the security upon an event of default under the Indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be such as the Calculation Agent shall determine in good faith and in a commercially reasonable manner, on the basis of the performance of the Index over the term of the securities to the date of acceleration, to be fair and equitable to the holders.

Other:	The securities do not pay interest and are not renewable securities, asset linked securities or amortizing securities, each as described in the prospectus supplement. We intend to take the position that there is no optional redemption or extension of maturity in connection with the securities.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the prospectus supplement and accompanying prospectus.

     You should read this pricing supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying prospectus supplement dated February 5, 2007, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

     You may access the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007, on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

     http://www.sec.gov/Archives/edgar/data/700978/000115697307000181/u51335fv3asr.htm

     Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.

RISK FACTORS

     Unlike ordinary debt securities, the return on the securities depends on changes in values of an index of equity securities. As described in more detail below, the trading price of the securities may vary considerably before the Maturity Date due, among other things, to fluctuations in the level of the Index and the Index Stocks and other events that are difficult to predict and beyond our control. Your securities are a riskier investment than ordinary debt securities. Unlike ordinary debt securities, the securities do not pay interest. Also, your securities are not equivalent to investing directly in the currencies to which your securities are linked. You should carefully consider the following risks before investing in the securities.

You may lose a significant part of your investment in the securities.

We will not repay you a fixed amount of principal on the securities at maturity and we are not liable for any loss of principal that you may incur due to fluctuations in the Index level.

     The Payment at Maturity will depend on the change in the level of the Index. Because the level of the Index is subject to market fluctuations, the Payment at Maturity may be less than the face amount of the notes, and you may lose part of your investment if the Final Index Level on the Determination Date is below the Initial Index Level. You may also lose part of your investment if you sell the notes in the secondary market before their Maturity Date.

     Even if the amount payable on your notes at the Maturity Date is greater than the price you paid for the notes, it may not compensate you for a loss in value due to inflation and other factors relating to the value of money over time. Thus, even in those circumstances, the overall return you earn on your notes may be less than you would have earned by investing in a debt security that bears interest at a prevailing market rate.

The principal of your securities is not protected.

     Payment at maturity of the securities is protected against a decline in the Final Index Level, as compared to the Initial Index Level, of up to 25.00% (the Buffer Amount) if no Barrier Event occurs and up to 50.00% (the sum of the Buffer Amount and the Rebate) if a Barrier Event occurs, subject in each case to the Inflation Adjustment. If the Final Index Level declines as compared to the Initial Index Level, for every 1.00% decline of the Index below 25.00% of the Initial Index Level if no Barrier Event occurs and below 50.00% of the Initial Index Level if a Barrier Event occurs, you will lose an amount equal to 1.00% of the face amount of your securities, subject in each case to the Inflation Adjustment. You may lose your entire investment in the securities if there is extreme deflation over the term of the securities and a significant decline in the Index.

The securities are not designed to be short-term trading instruments.

     The securities are not designed to be short-term trading instruments. The market price for each of your securities prior to the Maturity Date may be significantly lower than the purchase price you pay for each of your securities. Consequently, if you sell your securities before the Maturity Date, you may receive far less than the amount of your investment in the securities. Accordingly, you should be willing and able to hold your securities to maturity.

Assuming no changes in market conditions or any other relevant factors, the value of your securities on the date of this pricing supplement (as determined by reference to pricing models used by Deutsche Bank Securities Inc.) is significantly less than the original issue price.

     The value or quoted price of your securities at any time, however, will reflect many factors and cannot be predicted. If Deutsche Bank Securities Inc. makes a market in the securities, the price quoted by Deutsche Bank Securities Inc. would reflect any changes in market conditions and other relevant factors, and the quoted price (and the value of your securities that Deutsche Bank AG (London Branch) will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your securities as determined by reference to pricing models used by Deutsche Bank Securities Inc.

     If at any time a third party dealer quotes a price to purchase your securities or otherwise values your securities, that price may be significantly different (higher or lower) than any price quoted by Deutsche Bank Securities Inc. You should read “Prior to maturity, the value of your securities may be influenced by many unpredictable factors” below.

     Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

     There is no assurance that Deutsche Bank Securities Inc. or any other party will be willing to purchase your securities and, in this regard, Deutsche Bank Securities Inc. is not obligated to make a market in the securities. See “Secondary trading in the securities may be limited” below.

Past Index performance is no guide to future performance.

     The actual performance of the Index over the life of the offered securities, as well as the amount payable at maturity, may bear little relation to the historical levels of the Index or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Index.

If a Barrier Event occurs, your additional amount will be limited by the Rebate, regardless of any positive performance of the Index.

     If a Barrier Event occurs, your Additional Amount will be limited by the Rebate, regardless of any positive performance of the Index. You will not benefit from any appreciation of the Index beyond the Rebate. In addition, a negative Inflation Adjustment in such circumstances would result in a return of less than the Rebate.

If the level of the Index changes, the market value of your securities may not change in the same manner.

     Your securities may trade quite differently from the performance of the Index. Changes in the level of the Index may not result in a comparable change in the market value of your securities. Even if the level of the Index increases above the Initial Index Level during the term of the securities, the market value of your securities prior to the Maturity Date may not increase by the same amount.

Gains in components of the Index may be offset by losses in other Index components.

The securities are linked to the performance of the Index, which is composed of equity securities (the Index Stocks). The performance of the Index will be based on the appreciation or depreciation of the Index as a whole. Declines in the level of one Index Stock may offset increases in the levels of other Index Stocks. As a result, the return on the Index — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.

If the Inflation Adjustment is negative, your Payment at Maturity will be reduced.

In the past, the CPI has experienced periods of volatility and such volatility may occur in the future. Fluctuations and trends in the CPI that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future. Your Payment at Maturity will be affected by changes in the CPI. These changes may be significant. Changes in the CPI are a function of the changes in specified consumer prices over time, which result from the interaction of many factors over which we have no control. If the Inflation Adjustment is negative, your Payment at Maturity will be reduced.

Changes in the value of the Index and the CPI may offset each other.

Movements in the levels of the Index and the CPI may not correlate with each other. At a time when the level of the Index increases, the level of the CPI may not increase as much or may decline, and vice-versa. Therefore, in calculating the Additional Amount, increases in the level of the Index may be moderated, offset or more than offset by lesser increases or declines in the level of the CPI, and vice-versa.

Any decline in our credit ratings may affect the market value of your securities.

     Our credit ratings are an assessment of our ability to pay our obligations, including those on the offered securities. Consequently, actual or anticipated declines in our credit ratings may affect the market value of your securities.

The securities do not bear interest.

     You will not receive any interest payments on your securities. Even if the amount payable on your securities on the Maturity Date exceeds the Principal Amount of the securities, the overall return you earn on your securities may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

Changes in the volatility of the Index are likely to affect the market value of your securities.

     The volatility of the Index refers to the magnitude and frequency of the changes in the Index level. In most scenarios, if the volatility of the Index increases, we expect that the market value of your securities will decrease and, conversely, if the volatility of the Index decreases, we expect that the market value of your securities will increase.

As Calculation Agent, Deutsche Bank AG (London Branch) will have the authority to make determinations that could affect the market value of your securities and the amount you receive at maturity.

     As Calculation Agent for your securities, Deutsche Bank AG (London Branch) will have discretion in making various determinations that affect your securities, including the Final Index Level, the Payment at Maturity, the amount payable on any acceleration, and the existence and effects of Market Disruption Events. The exercise of this discretion by Deutsche Bank AG (London Branch) could adversely affect the value of your securities and may present Deutsche Bank AG (London Branch) with a conflict of interest of the kind described below under “There may be conflicts of interest between you and the Agent, the Calculation Agent or their affiliates.”

Investing in the securities is not equivalent to investing directly in the Index.

     Investing in the securities is not equivalent to investing directly in the Index. You may receive a lower payment at maturity than you would have received if you had invested directly in the Index.

Prior to maturity, the value of your securities may be influenced by many unpredictable factors.

     Many economic and market factors will influence the value of the securities. We expect that, generally, the level of the Index on any day will affect the value of the securities more than any other single factor. However, you should not expect the value of the securities in the secondary market to vary in proportion to changes in the level of the Index. The value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

  the Index level at any time, including the unexpected volatility of the Index,

  the time remaining until your securities mature, and

  the market price and the dividend rate, if applicable, on the components underlying the Index,

  interest and yield rates in the market generally as well as in the markets of the components underlying the Index,

  economic, financial, regulatory, political, military, judicial and other events that affect the components underlying the Index or financial markets generally and which may affect the Index Closing Level on the Final Valuation Date, supply and demand for the securities, and

  our creditworthiness, including actual and anticipated downgrades in our credit ratings.

     Factors that may affect the CPI in particular include:

  general economic, financial, political or regulatory conditions and monetary policy;

  fluctuations in the prices of various consumer goods and energy resources;

  the composition of the CPI and any changes to the components underlying it; and

  inflation and expectations concerning inflation.

     These factors will influence the price you will receive if you sell your securities prior to maturity. If you sell your securities prior to maturity, you may receive less than the outstanding Principal Amount of your securities. You cannot predict the future performance of the Index based on its historical performance.

Trading and other transactions by the Agent and the Calculation Agent or their affiliates in securities linked to the Index Stocks may impair the value of your notes.

     The Agent and the Calculation Agent or one or more of their affiliates expect to engage in trading in one or more of the Index Stocks or instruments whose returns are linked to the Index or the Index Stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of the Agent, the Calculation Agent or their affiliates could adversely affect the level of the Index or the price of the Index Stocks — and, therefore, the market value of your notes and the amount we will pay on the notes at the Maturity Date. We may also issue, and the Agent, the Calculation Agent and their affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the Index or one or more of the Index Stocks. By introducing competing products into the marketplace in this manner, we or the Agent and the Calculation Agent or their affiliates could adversely affect the market value of your securities and the amount we will pay on your securities at the Maturity Date.

There may be conflicts of interest between you and the Agent, the Calculation Agent or their affiliates.

     As noted above, the Agent, the Calculation Agent and their affiliates expect to engage in trading activities related to the Index and the Index Stocks. These trading activities may present a conflict between your interest in your securities and the interests that the Agent, the Calculation Agent and their affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to your interests as holder of the securities.

     The Agent, the Calculation Agent and their affiliates may, at present or in the future, engage in business with the issuers of the Index Stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of the Agent, the Calculation Agent or any of their affiliates and your interests as a beneficial owner of the securities. Moreover, one or more of the affiliates of the Agent and the Calculation Agent have published, and in the future expect to publish, research reports with respect to some or all of the issuers of the Index Stocks and with respect to the Index itself. Any of these activities by the Agent, the Calculation Agent or any of their affiliates may affect the level of the Index and, therefore, the market value of your securities and the amount we will pay on your securities at the Maturity Date.

The policies of the Index Sponsor and changes that affect the Index could affect the amount payable on your securities and its market value.

     The policies of the Index Sponsor concerning the calculation of the Index level could affect the Index level and, therefore, the amount payable on your securities at maturity and the market value of your securities prior to that date. The amount payable on your securities and its market value could also be affected if the Index Sponsor changes these policies, for example by changing the manner in which it calculates the Index level, or if the Index Sponsor discontinues or suspends calculation or publication of the Index level, in which case it may become difficult to determine the market value of your securities. If events such as these occur, or if the Index level is not available because of a Market Disruption Event or for any other reason, Deutsche Bank AG (London Branch), as Calculation Agent for your securities, may determine the Index level on the Final Valuation Date and, ultimately, the amount payable at maturity, in a manner it considers appropriate, in its sole discretion.

     Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason.

There is no affiliation between the Index Stock issuers and us, and we are not responsible for any disclosure by the Index Stock issuers.

     We are not affiliated with the issuers of the Index Stocks or with the Index Sponsor. However, we, the Agent, the Calculation Agent and their affiliates may currently or from time to time in the future engage in business with many of the Index Stocks issuers. Nevertheless, neither we nor the Agents, the Calculation Agent or any of their affiliates assume any responsibility for the accuracy or the completeness of any information about the Index Stocks or the Index Stock issuers. You, as an investor in the securities, should make your own investigation into the Index Stocks and the issuers of the Index Stocks.

     Neither the Index Sponsors nor any of the issuers of the Index Stocks are involved in this offering of your securities in any way and none of them have any obligation of any sort with respect to your securities. Neither the Index Sponsor nor any of the issuers of the Index Stocks have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of the securities.

We can postpone the Final Valuation Date if a Market Disruption Event occurs.

     The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the closing level of the Index or the Index Return and calculating the amount that we are required to pay you, if any, at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities, it is possible that the Final Valuation Date and the Maturity Date will be postponed and your return will be adversely affected.

Secondary trading in the securities may be limited.

     The securities are a new issue of securities with no established trading market. Your securities will not be listed on any securities exchange or be included in any interdealer market quotation system and there may be little or no secondary market for your securities. In this regard, Deutsche Bank Securities Inc. and its affiliates are not obligated to make a market in the securities. Even if a secondary market for your securities develops, it may not provide significant liquidity, and we expect that transaction costs in any secondary market would be high. As a result, the differences between bid and ask prices for your securities in any secondary market could be substantial. If at any time a third party dealer quotes a price to purchase your securities or otherwise values your securities, that price may be different (higher or lower) than any price quoted by Deutsche Bank Securities Inc. You should read “Prior to maturity, the value of your securities may be influenced by many unpredictable factors” above.

The U.S. Federal income tax treatment on the securities is uncertain and the terms of the securities require you to follow the treatment that we will adopt.

There is currently no statutory, judicial or administrative authority that directly addresses the U.S. tax treatment of holders of the securities or similar instruments. Pursuant to the terms of the securities, you agree to treat the securities as contracts under which we deliver at maturity a cash amount determined by reference to the Index in exchange for a fixed purchase price. You will be required to characterize the securities for all tax purposes in this manner (absent an administrative determination or judicial ruling to the contrary) even if your tax advisor would otherwise adopt an alternative characterization. If the United States Internal Revenue Service (IRS) successfully argues that the securities should be treated differently, the timing and character of income on the securities may be affected and, among other things, you may be required to pay tax on deemed interest even though your securities do not bear periodic interest. We are not requesting a ruling from the IRS with respect to the securities, and we cannot assure you that the IRS will agree with the conclusions expressed in this pricing supplement and in the accompanying prospectus supplement and prospectus under “Taxation in the United States.”

     In addition, as discussed further below, on December 7, 2007, the IRS issued a notice indicating that it and the Treasury Department (Treasury) are actively considering, among other issues, whether the holders should be required to accrue ordinary income on a current basis, and whether gain or loss should be ordinary or capital. The outcome of this process is uncertain and could apply on a retroactive basis. You should carefully review the discussion of the notice under "Taxation in the United States—Possible Alternative Tax Treatment" in this pricing supplement and consult your tax advisor regarding the treatment of the securities, including possible alternative characterizations in general and the possible impact of the notice in particular.

ADDITIONAL INFORMATION

Calculation Agent

     We have initially appointed Deutsche Bank AG (London Branch) as Calculation Agent for the purpose of determining the Final Index Level and for all calculations and determinations regarding Market Disruption Events, the Payment at Maturity, the interest rate applicable to any overdue payment of the Payment at Maturity and the redemption price upon any early redemption of the securities. Unless there is manifest error, these determinations by the Calculation Agent in its sole discretion shall be final and binding on us and the holders of the securities.

     The Calculation Agent will, as soon as practicable after receipt of any written request to do so, advise a noteholder of any determination made by it on or before the date of receipt of that request. The Calculation Agent will make available for inspection by noteholders copies of any of these determinations. Upon request, the Calculation Agent will also provide a written statement to an investor showing how the Payment at Maturity per $1,000.00 of the face amount of the notes was calculated. Requests to the Calculation Agent should be addressed to:

     Deutsche Bank AG (London Branch)
     Winchester House, 1 Great Winchester Street
     London, United Kingdom EC2N 2DB

Hypothetical examples

     The following tables set out the total return to maturity of a note, based on the assumptions outlined below and several hypothetical Index Returns. These figures are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the effect that various hypothetical Index Returns could have on the Payment at Maturity, assuming all other variables remain constant.

     The information in the tables reflects hypothetical rates of return on the notes assuming they are purchased on the Original Issue Date and held to the Maturity Date. If you sell the notes prior to the Maturity Date, your return will depend upon the market value of the notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see “Risk Factors” above.

What is the Payment at Maturity Assuming a Range of Performance for the Index and a Positive Inflation Adjustment?

     The following table illustrates a hypothetical payment at maturity on the securities. The “payment return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000.00 face amount of securities to $1,000.00. The hypothetical payment returns set forth below use an Initial Index Level of 371.30, a Participation Rate of 185.00%, a Return Barrier of 55.00%, an Index Barrier of 575.52 (155.00% of the Initial Index Level), a Buffer of 25.00%, a Rebate of 25.00% and an Inflation Adjustment of +3.00%. The actual Inflation Adjustment will be determined on the Final Valuation Date. The hypothetical payment returns set forth below are for illustrative purposes only and are not the actual payment returns applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

			Closing Level of the Index not Greater than the Index Barrier on any Trading During the Observation Period			Closing Level of the Index Greater than the Index Barrier on at Least One Trading Day During the Observation Period
			Additional			Additional
Final Index	Index		Amount at	Payment at	Return on	Amount at	Payment at	Return on
Level	Return	CPI Return	Maturity	Maturity	Security	Maturity	Maturity	Security
649.78	75.00%	3.00%	n/a	n/a	n/a	$280.00	$1,280.00	28.00%
575.52	55.00%	3.00%	$1,047.50	$2,047.50	104.75%	$280.00	$1,280.00	28.00%
464.13	25.00%	3.00%	$492.50	$1,492.50	49.25%	$280.00	$1,280.00	28.00%
445.56	20.00%	3.00%	$400.00	$1,400.00	40.00%	$280.00	$1,280.00	28.00%
427.00	15.00%	3.00%	$307.50	$1,307.50	30.75%	$280.00	$1,280.00	28.00%
408.43	10.00%	3.00%	$215.00	$1,215.00	21.50%	$280.00	$1,280.00	28.00%
389.87	5.00%	3.00%	$122.50	$1,122.50	12.25%	$280.00	$1,280.00	28.00%
371.30	0.00%	3.00%	$30.00	$1,030.00	3.00%	$280.00	$1,280.00	28.00%
334.17	-10.00%	3.00%	$30.00	$1,030.00	3.00%	$280.00	$1,280.00	28.00%
278.48	-25.00%	3.00%	$30.00	$1,030.00	3.00%	$280.00	$1,280.00	28.00%
241.35	-35.00%	3.00%	-$70.00	$930.00	-7.00%	$180.00	$1,180.00	18.00%
185.65	-50.00%	3.00%	-$220.00	$780.00	-22.00%	$30.00	$1,030.00	3.00%
148.52	-60.00%	3.00%	-$320.00	$680.00	-32.00%	-$70.00	$930.00	-7.00%
92.83	-75.00%	3.00%	-$470.00	$530.00	-47.00%	-$220.00	$780.00	-22.00%
0.00	-100.00%	3.00%	-$720.00	$280.00	-72.00%	-$470.00	$530.00	-47.00%

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The level of the Index increases by 25.00% from the Initial Index Level of 371.30 to a Final Index Level of 464.13, and:

  no Barrier Event occurs. Because the Final Index Level is greater than the Initial Index Level and no Barrier Event occurs, the investor receives a payment at maturity of $1,492.50 per $1,000.00 face amount of securities calculated as follows:

$1,000.00 + {$1,000.00 x [(Participation Rate x Index Return) + Inflation Adjustment]} =
$1,000.00 + {$1,000.00 x [(185.00% x 25.00%) + 3.00%]} = $1,492.50

  a Barrier Event occurs. Because the Final Index Level is greater than the Initial Index Level and a Barrier Event occurs, the investor receives a payment at maturity of $1,280.00 per $1,000.00 face amount of securities calculated as follows:

$1,000.00 + [$1,000.00 x (Rebate + Inflation Adjustment)] =
$1,000.00 + [$1,000.00 x (25.00% + 3.00%)] = $1,280.00

Example 2: The level of the Index decreases by 10.00% from the Initial Index Level of 371.30 to a Final Index Level of 334.17, and:

  no Barrier Event occurs. Because the Index decreases by less than the Buffer Amount of 25.00% and no Barrier Event occurs, the investor receives a payment at maturity of $1,030.00 per $1,000.00 face amount of securities calculated as follows:

$1,000.00 + ($1,000.00 x Inflation Adjustment) = $1,000.00 + ($1,000.00 x 3.00%) = $1,030.00

  a Barrier Event occurs. Because the Index decreases by less than the Buffer Amount of 25.00% and a Barrier Event occurs, the investor receives a payment at maturity of $1,280.00 per $1,000.00 face amount of securities calculated as follows:

$1,000.00 + [$1,000.00 x (Rebate + Inflation Adjustment)] =
$1,000.00 + [$1,000.00 x (25.00% + 3.00%)] = $1,280.00

Example 3: The level of the Index decreases by 50.00% from the Initial Index Level of 371.30 to a Final Index Level of 185.65, and

  no Barrier Event occurs. Because the Index decreases by more than the Buffer Amount of 25.00% and no Barrier Event occurs, the investor receives a payment at maturity of $780.00 per $1,000.00 face amount of securities calculated as follows:

$1,000.00 + [$1,000.00 x (Index Return + Buffer Amount + Inflation Adjustment)] =
$1,000.00 + [$1,000.00 x (-50.00% + 25.00% + 3.00%)] = $780.00

  a Barrier Event occurs. Because the Index decreases by more than the Buffer Amount of 25.00% and a Barrier Event occurs, the investor receives a payment at maturity of $1,030.00 per $1,000.00 face amount of securities calculated as follows:

$1,000.00 + [$1,000.00 x (Index Return + Buffer Amount + Rebate + Inflation Adjustment)] =
$1,000.00 + [$1,000.00 x (-50.00% + 25.00% + 25.00% + 3.00%)] = $1,030.00

What is the Payment at Maturity Assuming a Range of Performance for the Index and a Negative Inflation Adjustment?

     The following table illustrates a hypothetical payment at maturity on the securities. The hypothetical payment returns set forth below use an Initial Index Level of 361.01, a Participation Rate of 185.00%, a Return Barrier of 55.00%, an Index Barrier of 559.57 (155.00% of the Initial Index Level), a Buffer of 25.00%, a Rebate of 25.00% and an Inflation Adjustment of +3.00%. The actual Inflation Adjustment will be determined on the Final Valuation Date. The hypothetical payment returns set forth below are for illustrative purposes only and are not the actual payment returns applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

			Closing Level of the Index not Greater than the Index Barrier on any Trading During the Observation Period			Closing Level of the Index Greater than the Index Barrier on at Least One Trading Day During the Observation Period
			Additional			Additional
Final Index	Index		Amount at	Payment at	Return on	Amount at	Payment at	Return on
Level	Return	CPI Return	Maturity	Maturity	Security	Maturity	Maturity	Security
649.78	75.00%	-3.00%	n/a	n/a	n/a	$220.00	$1,220.00	22.00%
575.52	55.00%	-3.00%	$987.50	$1,987.50	98.75%	$220.00	$1,220.00	22.00%
464.13	25.00%	-3.00%	$432.50	$1,432.50	43.25%	$220.00	$1,220.00	22.00%
445.56	20.00%	-3.00%	$340.00	$1,340.00	34.00%	$220.00	$1,220.00	22.00%
427.00	15.00%	-3.00%	$247.50	$1,247.50	24.75%	$220.00	$1,220.00	22.00%
408.43	10.00%	-3.00%	$155.00	$1,155.00	15.50%	$220.00	$1,220.00	22.00%
389.87	5.00%	-3.00%	$62.50	$1,062.50	6.25%	$220.00	$1,220.00	22.00%
371.30	0.00%	-3.00%	-$30.00	$970.00	-3.00%	$220.00	$1,220.00	22.00%
334.17	-10.00%	-3.00%	-$30.00	$970.00	-3.00%	$220.00	$1,220.00	22.00%
278.48	-25.00%	-3.00%	-$30.00	$970.00	-3.00%	$220.00	$1,220.00	22.00%
241.35	-35.00%	-3.00%	-$130.00	$870.00	-13.00%	$120.00	$1,120.00	12.00%
185.65	-50.00%	-3.00%	-$280.00	$720.00	-28.00%	-$30.00	$970.00	-3.00%
148.52	-60.00%	-3.00%	-$380.00	$620.00	-38.00%	-$130.00	$870.00	-13.00%
92.83	-75.00%	-3.00%	-$530.00	$470.00	-53.00%	-$280.00	$720.00	-28.00%
0.00	-100.00%	-3.00%	-$780.00	$220.00	-78.00%	-$530.00	$470.00	-53.00%

     The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The level of the Index increases by 25.00% from the Initial Index Level of 371.30 to a Final Index Level of 464.13, and:

  no Barrier Event occurs. Because the Final Index Level is greater than the Initial Index Level and no Barrier Event occurs, the investor receives a payment at maturity of $1,432.50 per $1,000.00 face amount of securities calculated as follows:

$1,000.00 + {$1,000.00 x [(Participation Rate x Index Return) + Inflation Adjustment]} =
$1,000.00 + {$1,000.00 x [(185.00% x 25.00%) + (-3.00%)]} = $1,432.50

  a Barrier Event occurs. Because the Final Index Level is greater than the Initial Index Level and a Barrier Event occurs, the investor receives a payment at maturity of $1,220.00 per $1,000.00 face amount of securities calculated as follows:

$1,000.00 + [$1,000.00 x (Rebate + Inflation Adjustment)] =
$1,000.00 + [$1,000.00 x (25.00% + (-3.00%))] = $1,220.00

Example 2: The level of the Index decreases by 10.00% from the Initial Index Level of 371.30 to a Final Index Level of 334.17, and:

  no Barrier Event occurs. Because the Index decreases by less than the Buffer Amount of 25.00% and no Barrier Event occurs, the investor receives a payment at maturity of $970.00 per $1,000.00 face amount of securities calculated as follows:

$1,000.00 + ($1,000.00 x Inflation Adjustment) =
$1,000.00 + ($1,000.00 x -3.00%) = $970.00

  a Barrier Event occurs. Because the Index decreases by less than the Buffer Amount of 25.00% and a Barrier Event occurs, the investor receives a payment at maturity of $1,220.00 per $1,000.00 face amount of securities calculated as follows:

$1,000.00 + [$1,000.00 x (Rebate + Inflation Adjustment)] =
$1,000.00 + [$1,000.00 x (25.00% + (-3.00%))] = $1,220.00

Example 3: The level of the Index decreases by 50.00% from the Initial Index Level of 371.30 to a Final Index Level of 185.65, and

  no Barrier Event occurs. Because the Index decreases by more than the Buffer Amount of 25.00% and no Barrier Event occurs, the investor receives a payment at maturity of $720.00 per $1,000.00 face amount of securities calculated as follows:

$1,000.00 + [$1,000.00 x (Index Return + Buffer Amount + Inflation Adjustment)] =
$1,000.00 + [$1,000.00 x (-50.00% + 25.00% + (-3.00%))] = $720.00

  a Barrier Event occurs. Because the Index decreases by more than the Buffer Amount of 25.00% and a Barrier Event occurs, the investor receives a payment at maturity of $970.00 per $1,000.00 face amount of securities calculated as follows:

$1,000.00 + [$1,000.00 x (Index Return + Buffer Amount + Rebate + Inflation Adjustment)] =
$1,000.00 + [$1,000.00 x (-50.00% + 25.00% + 25.00% + (-3.00%))] = $970.00

THE INDEX

     We have derived all information regarding the Russell 2000® Index (the Index) contained in this pricing supplement, including its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Frank Russell Company. Frank Russell Company has no obligation to continue to publish the Index, and may discontinue publication of the Index at any time. We do not assume any responsibility for the accuracy or completeness of such information.

     The Index is calculated, published and disseminated by Frank Russell Company, and measures the composite price performance of stocks of 2,000 companies domiciled in the United States and its territories. All of the component stocks of the Index are traded on either the New York Stock Exchange or the American Stock Exchange or in the over-the-counter (OTC) market and are the 2,000 smallest securities that form the Russell 3000® Index, representing approximately 8.00% of the total market capitalization of the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98.00% of the U.S. equity market.

     The Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Selection of component stocks included in the Index

     As described above, the Index is a sub-group of the Russell 3000® Index. To be eligible for inclusion in the Russell 3000® Index, and, consequently, the Index, a company’s stock must be listed on May 31 of a given year and Frank Russell Company must have access to documentation verifying the company’s eligibility for inclusion. Only common stocks belonging to corporations domiciled in the United States and its territories are eligible for inclusion in the Russell 3000® Index and, consequently, the Index. The following securities are specifically excluded from the Index: (i) stocks traded on U.S. exchanges of companies that are domiciled in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights; and (iii) trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds and limited partnerships that are traded on U.S. exchanges. In addition, stock of Berkshire Hathaway is excluded as a special exception.

     The primary criteria used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Index. However, if a stock falls below $1.00 intrayear, it will not be removed until the next reconstitution of the Index if it is still trading below $1.00. The Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

     The level of the Index at any time does not reflect the payment of dividends on the component stocks included in the Index. Because of this factor, the return on the notes will not be the same as the return you would receive if you were to purchase these component stocks and hold them for a period equal to the term of the offered notes.

Computation of the Index

     As a capitalization-weighted index, the Index reflects changes in the capitalization, or market value, of its component stocks relative to their capitalization on a base date. The current Index value is calculated by adding the market values of the Index’s component stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Index on the base date of December 31, 1986. To calculate the Index, last sale prices will be used for exchange-traded and Nasdaq National Market stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Index. In order to provide continuity for the Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings and other capitalization changes.

     Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10.00% or more) is based on information recorded in SEC corporate filings. Other sources are used in cases of missing or questionable data.

     The following types of shares are considered unavailable for the purposes of capitalization determinations:

  ESOP or LESOP shares — corporations that have Employee Stock Ownership Plans that comprise 10.00% or more of the shares outstanding are adjusted;

  Corporate cross-owned shares — when shares of a corporation included in the Index are held by another corporation also included in the Index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

  Large private and corporate shares — large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not included the Index that own 10.00% or more of the shares outstanding. However, institutional holdings, which are: investment companies, partnerships, insurance companies, mutual funds, banks or venture capitals are not included in this class;

  Unlisted share classes — classes of common stock that are not traded on a U.S. securities exchange; and

  Initial public offering lock-ups — shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the Index.

Corporate actions affecting the Index

     The following summarizes the types of Index maintenance adjustments and indicates whether or not an adjustment to the Index is required.

  “No Replacement” rule — Securities that leave the Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Index over the past year will fluctuate according to corporate activity.

  Deleted stocks — Effective on January 1, 2002, when deleting stocks from the Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC Bulletin Board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange.

  Exceptions — There may be corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

  Rule for additions — The only additions between reconstitution dates are as a result of spin-offs. Spinoff companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun- off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Index at the latest reconstitution. As of March 2003, the spin off company’s style index is determined by the style index membership of the parent entity.

  Rule for corporate action-driven changes — Beginning April 1, 2003 changes resulting from corporate actions will generally be applied at the open of the ex-date using the previous day’s closing prices. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices. For re-incorporations and exchange de-listing, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for de-listed stocks).

  Quarterly IPO additions — Beginning in September 2004, eligible companies that have recently completed an initial public offering (IPO) are added to the Index at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. Market adjustments will be made using the returns of the Index. Eligible companies will be added to the Index using their industry’s average style probability established at the latest reconstitution.

     In order to be added in a quarter outside of reconstitution, the IPO company must meet all Index eligibility requirements. Additionally, the IPO company must meet the following criteria on the final trading day of the month prior to the quarter-end: (1) price/trade; (2) rank larger in total market capitalization that the market-adjusted smallest company in the Russell 3000® Index as of the latest June reconstitution; and (3) meet criteria (1) and (2) during an initial offering period.

     Each month, the Index is updated for changes to shares outstanding as companies report changes in share capital to the Commission. Effective April 30, 2002 only cumulative changes to shares outstanding greater than 5.00% will be reflected in the Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

Historical Information

     The following graph sets forth the historical performance of the Index based on the weekly Index closing levels from January 30, 1999 through January 30, 2009. The Index closing level on March 4, 2009 was 371.30. We obtained the Index closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The price source for determining the Final Index Level will be the Bloomberg page “RTY:IND” or any successor page.

     The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

     The following table sets forth the level of the CPI from January 1997 to January 2009, as reported by the Bureau of Labor Statistics and reported on Bloomberg page CPURNSA. This historical data is presented for informational purposes only. Past movements of the CPI are not necessarily indicative of future changes, and no assurance can be given as to the Ending CPI Level. We cannot give you assurance that the change in the level of the CPI will result in the return of any of your initial investment.

	January	February	March	April	May	June	July	August	September	October	November	December
1999	164.300	164.500	165.000	166.200	166.200	166.200	166.700	167.100	167.900	168.200	168.300	168.300
2000	168.800	169.800	171.200	171.300	171.500	172.400	172.800	172.800	173.700	174.000	174.100	174.000
2001	175.100	175.800	176.200	176.900	177.700	178.000	177.500	177.500	178.300	177.700	177.400	176.700
2002	177.100	177.800	178.800	179.800	179.800	179.900	180.100	180.700	181.000	181.300	181.300	180.900
2003	181.700	183.100	184.200	183.800	183.500	183.700	183.900	184.600	185.200	185.000	184.500	184.300
2004	185.200	186.200	187.400	188.000	189.100	189.700	189.400	189.500	189.900	190.900	191.000	190.300
2005	190.700	191.800	193.300	194.600	194.400	194.500	195.400	196.400	198.800	199.200	197.600	196.800
2006	198.300	198.700	199.800	201.500	202.500	202.900	203.500	203.900	202.900	201.800	201.500	201.800
2007	202.416	203.499	205.352	206.686	207.949	208.352	208.299	207.917	208.490	208.936	210.177	210.036
2008	211.080	211.693	213.528	214.823	216.632	218.815	219.964	219.086	218.783	216.573	212.425	210.228
2009	211.140

     The following graph sets forth the historical performance of the CPI based on the monthly closing levels from January 1999 through January 2009. The graph uses the monthly CPI levels as reported by the Bureau of Labor Statistics and reported on Bloomberg page CPURNSA. We obtained the CPI closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

License Agreement

     The notes are not sponsored, endorsed, sold or promoted by Frank Russell Company (Russell). Russell makes no representation or warranty, express or implied, to the noteholders or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general stock market performance or a segment of the same. Russell’s publication of the Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Index is based. Russell’s only relationship to Deutsche Bank and Eksportfinans is the licensing of certain trademarks and trade names of Russell and of the Index which is determined, composed and calculated by Russell without regard to Deutsche Bank, Eksportfinans or the notes. Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK, EKSPORTFINANS, INVESTORS, THE NOTEHOLDERS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

TAXATION IN THE UNITED STATES

     The following discussion supplements and, to the extent inconsistent with, replaces the discussion in the prospectus supplement and the prospectus under “Taxation in the United States” and you should read the following discussion in conjunction with the discussion in the prospectus supplement and the prospectus. This discussion is the opinion of Allen & Overy LLP and contains a general summary of certain principal U.S. Federal income tax consequences that may be relevant with respect to the ownership of the securities. This summary addresses only the U.S. Federal income tax considerations of U.S. Holders (as defined below) that acquire a security at its original issuance and that will hold such security as a capital asset.

     This summary does not purport to address all U.S. Federal income tax matters that may be relevant to a particular holder of the securities. In particular, this summary does not address tax considerations applicable to holders that may be subject to special tax rules including, without limitation, the following:

  financial institutions,

  insurance companies,

  dealers or traders in securities, currencies or notional principal contracts,

  tax-exempt entities,

  regulated investment companies,

  real estate investment trusts,

  persons that will hold the securities as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. Federal income tax purposes, persons whose “functional currency” is not the U.S. Dollar,

  persons that own (or deemed to own) 10% or more of our voting shares or interests treated as equity, and partnerships, pass-through entities or persons who hold the securities through partnerships or other pass-through entities.

     Further, this summary does not address alternative minimum tax consequences or the indirect effects on the holders of equity interests in a holder of a security. This summary also does not describe any tax consequences arising under the laws of any taxing jurisdictions other than the Federal income tax laws of the U.S. Federal government.

     This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the Code), United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date of this Pricing Supplement. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

     No statutory, administrative or judicial authority directly addresses the treatment of holders of the securities for U.S. Federal income tax purposes. As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described in this discussion. A differing treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the securities. Prospective investors should consult their own tax advisers with respect to the U.S. Federal, state, local and foreign tax consequences of acquiring, owning or disposing of the securities.

     For the purposes of this summary, a “U.S. Holder” is a beneficial owner of a security that is, for U.S. Federal income tax purposes:

  a citizen or resident of the United States;

  a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

  an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

  a trust if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

     As provided in United States Treasury Regulations, certain trusts in existence on 20th August, 1996, and treated as United States persons prior to that date that maintain a valid election to continue to be treated as United States persons also are U.S. Holders. If a partnership holds the securities, the U.S. Federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding the securities should consult its tax advisor regarding an investment in the securities under its particular situation.

     We intend to take the position that the securities will be treated for U.S. Federal income tax purposes as a forward contract to purchase the Index and, by purchasing a security, you will be deemed to have agreed to that treatment.

     Sale, Exchange, Redemption or Other Disposition of the Securities. Generally, your initial tax basis in the securities will be the price at which you purchased the securities. Upon the sale, exchange, redemption or other taxable disposition of the securities, you will generally recognize capital gain or loss equal to the difference between the proceeds received (including any amounts received at maturity) and your adjusted tax basis in the securities. You should consult your own tax advisors with respect to the treatment of capital gains and capital losses (the deductability of which is subject to limitations).

     Possible Alternative Treatment. Due to the absence of authorities that directly address the proper characterization of the securities and because we are not requesting a ruling from the IRS with respect to the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the securities described above. If the IRS were successful in asserting an alternative characterization for the securities, the timing and character of income on the securities could differ materially from our description herein. For example, the IRS might treat the securities as debt instruments issued by us, in which event the taxation of the securities would likely be governed by certain Treasury Regulations relating to the taxation of contingent payment debt instruments. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue into income original issue discount (OID) on the securities at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the securities, in each year that you hold the securities (even though you will not receive any cash with respect to the securities during the term of the securities) and any gain recognized at expiration or upon sale or other disposition of the securities would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

     On December 7, 2007, the IRS released a notice stating that it and the Treasury are actively considering the proper federal income tax treatment of an instrument such as the securities, including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the IRS and the Treasury issue guidance providing that some other treatment is more appropriate.

     In addition, one member of the House of Representatives introduced a bill that, if enacted, would have required holders of instruments such as the securities purchased after the bill is enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar bill will be reintroduced or enacted in the future and whether any such bill would affect the tax treatment of your securities.

     Prospective purchasers of the securities should review the “Taxation in the United States” section in the prospectus supplement and the prospectus for a further discussion of the U.S. Federal income tax considerations and consult their tax advisers as to the consequences of acquiring, holding and disposing of the securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction.

SUPPLEMENTAL PLAN OF DISTRIBUTION

     The securities are being purchased by Deutsche Bank Securities Inc. (the agent) as principal, pursuant to a terms agreement dated as of March 4, 2009 between the agent and us. The initial sale of the securities in this offer entails a longer settlement period than is customary for similar debt securities. For purposes of Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, March 9, 2009 shall be the date for payment of funds and delivery of securities for all of the securities sold pursuant to the offering. The agent has agreed to pay our out-of-pocket expenses of the issue of the securities.

From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and the performance of services for us for which they have been, and may be, paid customary fees. In particular we will enter into hedging arrangements with Deutsche Bank AG (London Branch) in order to hedge our obligations under the notes. Deutsche Bank Securities Inc. and other agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000.00 note principal amount. Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000.00 note principal amount.